STATE OF DELAWARE CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of DATAMEG CORPORATION,

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FIRST" so that, as amended, said Article shall be and read as follows:

"The name of the corporation is Natural Blue Resources, Inc. (the ‘Corporation’)."

RESOLVED FURTHER, that the Certificate of Incorporation of this corporation be amended by inserting after the first paragraph of the Article thereof numbered "FOURTH" so that, as amended, the newly inserted second paragraph of said Article shall be and read as follows:

"Effective as of 7:00 p.m., Eastern time, on the date this Certificate of Amendment to the Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, each one hundred shares of the Corporation's Common Stock, par value $0.0001 per share, issued and outstanding or held by the Corporation as treasury stock shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one share of Common Stock, par value $0.0001 per share, of the Corporation. No fractional shares shall be issued, and any fractional shares shall be rounded to the nearest whole share."

SECOND: That thereafter, pursuant to resolutions of its Board of Directors, signed written consents in favor of each amendment were received in accordance with Section 228 of the General Corporation Law of the State of Delaware representing the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 18th day of June, 2009.

DATAMEG CORPORATION

By: ______________________________

Authorized Officer

Title: President and CEO

Name: James Murphy